Exhibit
Number            Exhibit Description

EX-21.1 Financial Statements of Pioneer Street Associates, for the years ended December 31, 1999 and 1998 togethor with Independent auditors' report thereon; a significant subsidiary of the Partnership.

                          INDEPENDENT AUDITOR'S REPORT



To the Partners
Pioneer Street Associates
(A California Limited Partnership)
Visalia, California


I have audited the accompanying balance sheets of Pioneer Street Associates (A California Limited Partnership), as of December 31, 1999 and 1998, and the related statements of income, partners' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. My responsibility is to express an opinion on these financial statements based on my audits.

I conducted my audits in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pioneer Street Associates (A California Limited Partnership) as of December 31, 1999 and 1998, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                            /s/ Bernard E. Rea, CPA
                                Bernard E. Rea, CPA


Stockton, California
March 30, 2000

                                 C O N T E N T S



                                                                      Page

INDEPENDENT AUDITOR'S REPORT ON
     THE FINANCIAL STATEMENTS......................................... 54


FINANCIAL STATEMENTS

     Balance sheets................................................... 56
     Statements of income............................................. 57-60
     Statements of changes in partners' equity........................ 61
     Statements of cash flows......................................... 62-63
     Notes to financial statements.................................... 63-67

                            PIONEER STREET ASSOCIATES
                       (A California Limited Partnership)

                                 BALANCE SHEETS
                           December 31, 1999 and 1998

                  LIABILITIES AND PARTNERS' EQUITY           1999               1998
                                                             -----              ----

CURRENT LIABILITIES
 Current maturities of long-term debt                  $     22,374       $     20,624
 Accounts payable                                             3,580              7,742
 Bank overdraft                                                   -                  -
 Accrued reporting fee                                        2,000              3,000
 Accrued property taxes                                           -                  -
                                                          ----------         ----------
       Total current liabilities                       $     27,954       $     31,366
                                                          ----------         ----------
DEPOSIT AND PREPAYMENT LIABILITIES
 Tenants' security deposits                            $     35,250       $     35,250
 Prepaid rents                                                    -                  -
                                                          ----------         ----------
                                                       $     35,250       $     35,250
                                                          ----------         ----------
LONG-TERM DEBT
 Mortgage payable, less current maturities             $  1,860,474       $  1,882,848
                                                         -----------         ----------
COMMITMENT

PARTNERS' EQUITY                                       $  1,765,540       $  1,832,905
                                                         -----------         ----------

                                                       $  3,689,218       $  3,782,369
                                                         ===========         ==========

                       See Notes to Financial Statements.

                            PIONEER STREET ASSOCIATES
                       (A California Limited Partnership)

                              STATEMENTS OF INCOME
                     Years Ended December 31, 1999 and 1998

                                                    1999                        1998
RENTAL INCOME
 Apartments                                       $    519,492                $    519,492
 Tenant assistance payments                                  -                           -
 Furniture and equipment                                     -                           -
 Commercial                                                  -                           -
 Parking spaces                                              -                           -
 Subsidy income                                              -                           -
 Miscellaneous                                               -                           -
                                                     ----------                  ----------
  Sub-total potential rent revenue                $    519,492                $    519,492
                                                     ----------                  ----------
VACANCIES
 Apartments                                       $    (37,696)               $    (12,515)
 Commercial                                                  -                           -
 Parking spaces                                              -                           -
 Miscellaneous                                               -                           -
                                                     ----------                  ----------
  Sub-total vacancies                             $    (37,696)               $    (12,515)
                                                     ----------                  ----------

      Net rental revenue                          $    481,796                $    506,977
                                                     ----------                  ----------
FINANCIAL REVENUE
 Interest Income - project operations             $      1,346                $      1,457
 Income from investments - replacement reserve           5,029                       3,986
 Income from investments - operating reserve                 -                           -
 Income from investments - miscellaneous                     -                           -
                                                     ----------                  ----------
  Sub-total financial revenue                     $      6,375                $      5,443
                                                     ----------                  ----------
OTHER REVENUE
 Laundry and vending                              $     10,555                $     16,345
 NSF and late charges                                        -                           -
 Damage and cleaning fees                                  329                           -
 Forfeited tenant security deposits                     11,443                       9,937
 Other revenue                                          14,646                       9,514
                                                     ----------                  ----------
  Sub-total other revenue                         $     36,973                $     35,796
                                                     ----------                  ----------

      Total revenues                              $    525,144                $    548,216
                                                     ----------                  ----------

                       See Notes to Financial Statements.
                                       57

                            PIONEER STREET ASSOCIATES
                       (A California Limited Partnership)

                        STATEMENTS OF INCOME (CONTINUED)
                     Years Ended December 31, 1999 and 1998

                                                         1999                        1998
                                                         -----                       ----
OPERATING EXPENSES
 Renting expenses
  Advertising                                      $          -                $      2,782
  Miscellaneous renting expenses                         13,942                       1,546
                                                      ----------                  ----------
      Sub-total renting expenses                   $     13,942                $      4,328
                                                      ----------                  ----------
 Administrative expenses
  Office salaries                                  $          -                $          -
  Office supplies                                         1,117                       1,348
  Office rent                                                 -                           -
  Management fee                                         38,201                      39,084
  Manager's salary                                       21,536                      26,408
  Legal expense                                           6,900                         964
  Audit expense                                           3,475                       3,265
  Bookkeeping / accounting services                           -                           -
  Telephone and answering service                           796                         831
  Bad debts                                                   -                           -
  Miscellaneous administrative expenses                       -                         398
                                                      ----------                  ----------
      Sub-total administrative expenses            $     72,025                $     72,298
                                                      ----------                  ----------
 Utilities expense
  Fuel oil / coal                                  $          -                $          -
  Electricity                                             8,044                       7,308
  Water                                                  11,542                      10,169
  Gas                                                         -                           -
  Sewer                                                   3,830                       2,805
                                                      ----------                  ----------
      Sub-total utilities expense                  $     23,416                $     20,282
                                                      ----------                  ----------

                       See Notes to Financial Statements.
                                       58

                            PIONEER STREET ASSOCIATES
                       (A California Limited Partnership)

                        STATEMENTS OF INCOME (CONTINUED)
                     Years Ended December 31, 1999 and 1998

                                                            1999              1998
                                                            -----             ----
     Operating and maintenance expense
      Janitor and cleaning payroll                         $          -      $          -
      Janitor and cleaning supplies                                   -                 -
      Janitor and cleaning contract                                   -                 -
      Exterminating payroll / contract                                -                 -
      Exterminating supplies                                          -                 -
      Garbage and trash removal                                  15,959            23,687
      Security payroll / contract                                     -                 -
      Grounds payroll                                                 -                 -
      Grounds supplies                                                -                 -
      Grounds contract                                           14,200            19,592
      Repairs payroll                                            29,264            25,994
      Repairs material                                           13,196            11,516
      Repairs contract                                           18,133            26,984
      Elevator maintenance / contract                                 -                 -
      Heating / cooling repairs and maintenance                       -                 -
      Swim pool maintenance / contract                                -                 -
      Snow removal                                                    -                 -
      Decorating payroll / contract                                   -                 -
      Decorating supplies                                         1,633               100
      Vehicle and maintenance equipment o & r                         -                 -
      Miscellaneous operating and maint. expenses                   949                 -
                                                              ----------        ----------
          Sub-total operating & maint. expense             $     93,334      $    107,873
                                                              ----------        ----------
     Taxes and insurance
      Real estate taxes                                    $     46,488      $     42,616
      Payroll taxes                                               4,875             7,491
      Miscellaneous taxes, licenses, and permits                    175               175
      Property and liability insurance                            6,663             6,234
      Fidelity bond insurance                                         -                 -
      Workman's compensation                                      3,652             4,089
      Health insurance and other employee benefits                4,180             4,548
      Other insurance                                                 -                 -
                                                              ----------        ----------
          Sub-total taxes & insurance                      $     66,033      $     65,153
                                                              ----------        ----------

             Total operating expenses                      $    268,750      $    269,934
                                                              ----------        ----------

                       See Notes to Financial Statements.

                            PIONEER STREET ASSOCIATES
                       (A California Limited Partnership)

                        STATEMENTS OF INCOME (CONTINUED)
                     Years Ended December 31, 1999 and 1998

                                                            1999              1998
                                                            -----             ----
OTHER EXPENSES
 Interest expense - mortgage                               $   154,753       $    157,096
 Interest expense - notes                                            -                  -
 Miscellaneous financial expense                                     -                  -
 Depreciation and amortization                                 150,207            156,561
 Limited partnership tax                                           800                800
 Non project expenses                                            5,000              5,000
                                                             ----------         ----------

     Sub-total other expenses                               $  310,760       $    315,457
                                                             ----------         ----------

             Total expenses                                 $  579,510       $    585,391
                                                             ----------         ----------

             Net income (loss)                              $  (54,366)      $    (37,175)
                                                             ==========         ==========





                       See Notes to Financial Statements.
                                       60

                            PIONEER STREET ASSOCIATES
                       (A California Limited Partnership)

                         STATEMENTS OF PARTNERS' EQUITY
                     Years Ended December 31, 1999 and 1998

                                                                                      General                      Limited
                                                            Total                     Partners                     Partner
                                                       -------------               -------------                ------------
Partners' equity
     December 31, 1997                                  $  1,870,080                $   (151,741)                $  2,021,821

Partners' capital
     contributions                                                 -                           -                            -

Partners' capital
     distributions                                                 -                           -                            -

Net income (loss)                                            (37,175)                       (372)                     (36,803)
                                                         ------------                 -----------                  -----------
Partners' equity
     December 31, 1998                                  $  1,832,905                $   (152,113)                $  1,985,018

Partners' capital
     contributions                                                 -                           -                            -

Partners' capital
     distributions                                           (12,999)                    (12,999)                           -

Net income (loss)                                            (54,366)                       (544)                     (53,822)
                                                         ------------                 -----------                  -----------
Partners' equity
     December 31, 1999                                  $  1,765,540                $   (165,656)                $  1,931,196
                                                         ============                ============                  ===========
Percentage at
     December 31, 1999                                          100%                          1%                          99%
                                                         ============                ============                  ===========

                       See Notes to Financial Statements.
                                       61

                            PIONEER STREET ASSOCIATES
                       (A California Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                     Years Ended December 31, 1999 and 1998

                                                        1999                        1998
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income (loss)                                 $    (54,366)               $    (37,175)
 Adjustments to reconcile net income
  (loss) to net cash provided by
  (used in) operating activities:
    Depreciation and amortization                       150,207                     156,561
    Change in assets and liabilities:
     Decrease (increase) in:
      Rents receivable                                        -                           -
      Prepaid expenses                                      679                        (565)

      Tenants' security deposits                           (894)                     (1,029)

      Tax and insurance impounds                           (312)                       (297)

     Increase (decrease) in:
      Accounts payable                                   (4,162)                      7,742
      Bank overdraft                                          -                      (5,013)
      Accrued reporting fee                              (1,000)                      1,000
      Accrued property taxes                                  -                     (11,991)
      Prepaid rents                                           -                           -
      Tenants' security deposits                              -                           1
                                                       ----------                  ---------
         Net cash provided by (used in)
              operating activities                 $     90,152                $    109,234
                                                       ----------                  ---------
CASH FLOWS FROM INVESTING ACTIVITIES
 Funding of replacement reserve                    $    (35,319)               $    (31,973)

 Withdrawals from replacement reserve                         -                           -

 Acquisition of property and equipment                        -                           -
                                                      ----------                   ---------
            Net cash provided by (used in)
                investing activities               $    (35,319)               $    (31,973)
                                                      ----------                   ---------


CASH FLOWS FROM FINANCING ACTIVITIES
 Partner contributions                             $          -                $          -

 Partner distributions                                  (12,999)                          -

 Principal payments on long-term debt                   (20,624)                    (19,012)
                                                      ----------                   ---------

                       See Notes to Financial Statements.

                            PIONEER STREET ASSOCIATES
                       (A California Limited Partnership)

                            STATEMENTS OF CASH FLOWS (CONTINUED)
                     Years Ended December 31, 1999 and 1998

                                                            1999                     1998
                                                        -----------               ----------

            Net cash provided by (used in)
                financing activities                 $    (33,623)             $    (19,012)
                                                       -----------                ----------

            Increase (decrease) in cash and
                cash equivalents                     $     21,210              $     58,249

Cash and cash equivalents
 Beginning                                                 64,286                     6,037
                                                       -----------                ----------

 Ending                                              $     85,496              $     64,286
                                                       ===========                ==========



SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION
  Cash paid during the year for interest             $    154,753              $    157,096
                                                       ===========                ==========




                       See Notes to Financial Statements.

                            PIONEER STREET ASSOCIATES
                       (A California Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      A  summary   of  the   Partnership's   significant   accounting   policies
consistently applied in the preparation of the accompanying financial statements follows.

      CAPITALIZATION AND DEPRECIATION

      Land, buildings and improvements are recorded at cost. Depreciation of buildings and equipment is computed principally using the Modified Accelerated Cost Recovery System which approximates straight-line for buildings and double-declining balance for equipment over the following estimated useful lives:
                                                             Years
                                                            -------

      Buildings                                               27.5
      Equipment                                                7

      Improvements are capitalized, while expenditures for maintenance and repairs are charged to expense as incurred. Upon disposal of depreciable property, the appropriate property accounts are reduced by the related costs and accumulated depreciation. The resulting gains and losses are reflected in the statement of operations.

      CASH AND CASH EQUIVALENTS

      For purposes of reporting the statements of cash flows, the Partnership includes all cash accounts which are not subject to withdrawal restrictions or penalties, and all highly liquid debt instruments purchased with a maturity of three months or less as cash and cash equivalents on the accompanying balance sheet.

      AMORTIZATION

      Deferred charges are amortized over the following estimated useful lives using the straight-line method:
                                                            Years
                                                          --------

      Deferred debt expense                                  30
      Tax credit monitoring fee                              15

      INCOME TAXES

      No provision or benefit for income taxes has been included in these financial statements since taxable income or loss passes through to, and is reportable by, the partners individually.

                            PIONEER STREET ASSOCIATES
                       (A California Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

      ESTIMATES

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures.

      PERSONAL ASSETS AND LIABILITIES

      In accordance with the generally accepted method of presenting partnership financial statements, the financial statements do not include the personal assets and liabilities of the partners, including their obligation for income taxes on their distributive shares of the net income of the Partnership, nor any provision for income tax expense.


NOTE 2 - ORGANIZATION

      Pioneer Street Associates is a California Limited Partnership which was formed in February 1994, to develop, construct, own, maintain and operate a 112-unit multi-family apartment complex known as Foothill Vista Apartments and is located in the city of Bakersfield, California. The major activities of the Partnership are governed by the Partnership Agreement and Loan Agreement with the California Community Reinvestment Corporation (CCRC), a California nonprofit public benefit corporation. Under the Loan Agreement, the Partnership is required to provide low cost housing to moderate or low-income households.

      The Partnership has three general partners and one investing limited partner. Partnership transactions with the general partners are described in other notes to this financial statement.


NOTE 3 - DEFERRED CHARGES

      Deferred charges as of December 31, 1999 and 1998, consists of the following:


                                             1999                   1998
                                      -----------------        ---------------
      Deferred debt expense          $        39,200          $      39,200
      Tax credit monitoring fee               26,650                 26,650
      Less accumulated amortization           13,403                 10,319
                                      ---------------        ---------------
                                     $        65,850          $      65,850
                                       ---------------         ---------------
                                     $        52,447          $      55,531
                                       ==============          ===============

                            PIONEER STREET ASSOCIATES
                       (A California Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS

NOTE 4 - RESTRICTED DEPOSITS AND FUNDED RESERVES

      In accordance with the Partnership and the CCRC Replacement Reserve Agreements, the Partnership is required to maintain a replacement reserve account. The account is to be funded annually in the amount of $28,000 until the aggregate balance of the account reaches $182,000.


NOTE 5 - LONG-TERM DEBT

      Long-Term debt consisted of a permanent loan with CCRC in face amount of $1,960,000.

      Under the terms of the 30-year Promissory Note with CCRC, the loan provides for an initial interest rate of 8.17% and monthly payments of $14,614.74 commencing on November 1, 1995, and continuing through September 2025. The interest rate and monthly payment will be adjusted at year eleven (11) and year Twenty-one (21), at which time the interest rate will be adjusted based on the Current Index plus 2.75% and the payment will be adjusted and determined by the amount of the monthly payment that would be sufficient to repay the note within 360 months of the initial payment date. As of December 31, 1999 the current interest, rate and minimum monthly payment due is 8.17% and $14,617.74, respectively.

      The apartment complex is pledged as collateral for the mortgage and is secured by deeds of trust, assignment of rents, security agreements and fixture filings against the property.

      Aggregate maturities of Long-term debt for the next five years are as follows:

      December 31, 2000      $      22,374
                   2001             24,272
                   2002             26,331
                   2003             28,564
                   2004             30,987
             Thereafter          1,750,320
                               -----------

                  TOTAL      $   1,882,848
                               ===========

                            PIONEER STREET ASSOCIATES
                       (A California Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS

NOTE 6 - TRANSACTIONS WITH AFFILIATES AND RELATED PARTIES

      ANNUAL REPORTING FEE

      An annual reporting fee of $1,000 is payable to the limited partner, WNC California Housing Tax Credit Fund IV, L.P. Series 2, an investor limited partner which holds a 99% interest in the partnership, for services to be rendered for accounting matters relating to preparation of tax returns and other reports required.

      ANNUAL PARTNERSHIP ADMINISTRATIVE FEE

      An annual partnership administrative fee of $1,000 is payable to the general partners, for their services to be rendered in connection with the administration of the day to day business of the Partnership. For the year ended December 31, 1999, $3,000 was charged to operations for fees payable from 1996 through 1999.

NOTE 6 - TRANSACTIONS WITH AFFILIATES AND RELATED PARTIES (CONTINUED)

      MANAGEMENT FEE

      In accordance with the management agreement, the Partnership paid Tetra Property Management Company, affiliates of one of the general partners, a management fee during 1999 in the amount of 38,201, for services rendered in connection with the leasing and operation of the project. The fee for its services is approximately 7% of the project's rental income.

NOTE 7 - CONCENTRATION OF CREDIT RISK

      The Partnership maintains cash and cash equivalents at two financial institutions located in California. The accounts are insured by the Federal Deposit Insurance Corporation up to $100,000 per financial institution. At December 31, 1999, the Partnership's uninsured cash balances totaled $73,520.

NOTE 8 - COMMITMENT

      The Partnership entered into a Regulatory Agreement with the Tax Credit Allocation Committee (TCAC), established under Section 50185 of the Health and Safety Code of the State of California. Under this Agreement, the Partnership shall maintain the project as a Qualified Low-income Housing Project for a period of 55 consecutive taxable years beginning with 1995, the first taxable year of the Credit Period. In exchange for this agreement, TCAC has authorized an allocation relating to the low-income housing credit under the provisions of Section 42 of the Internal Revenue Code.

NOTE 9 - CURRENT VULNERABILITY DUE TO CERTAIN CONCENTRATIONS

      The   Partnership's   sole  asset  is  Foothill  Vista   Apartments.   The
Partnership's operations are concentrated in the multifamily real estate market.